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Exhibit 99(a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
LOWRANCE ELECTRONICS, INC.
at
$37.00 Net per Share
Pursuant to the Offer to Purchase
Dated January 31, 2006
by
Navico Acquisition Corp.
a wholly owned subsidiary of
SIMRAD YACHTING AS

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 28, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

          Enclosed for your consideration is the Offer to Purchase, dated January 31, 2006 (the "Offer to Purchase") and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Navico Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Simrad Yachting AS, a stock corporation incorporated under the laws of Norway ("Parent"), to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of Lowrance Electronics, Inc., a Delaware corporation (the "Company") at a price of $37.00 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal enclosed herewith.

          Also enclosed is the letter to stockholders of the Company from Darrell J. Lowrance, the Company's President and Chief Executive Officer and a member of the Company's Board of Directors, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

          We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

          We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

  1.
  The offer price is $37.00 per Share, net to you in cash and without interest and subject to any applicable withholding taxes.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 29, 2006 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Parent, and the separate corporate existence of the Purchaser will cease. At the effective time of the

    Merger, each outstanding Share (other than Shares that are held by the Company, any of its subsidiaries, Parent or Purchaser, and other than Shares that are held by stockholders, if any, who properly exercise dissenters' rights under Delaware law) will be cancelled and converted into the same price per Share, net in cash and without interest, as paid pursuant to the Offer.

  4.
  The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement and the other transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, February 28, 2006, unless the Offer is extended.

  6.
  Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

          The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with all Shares owned by Parent or the Purchaser, represents at least a majority in number and in voting power of the total outstanding voting Shares of the Company on a fully diluted basis (which means after giving effect to the exercise, conversion or exchange of all options, warrants, rights and Shares exercisable or exchangeable for or convertible into such voting Shares and (ii) the expiration or early termination of all waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and the Norwegian Competition Act. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

          The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

          If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date of the Offer.

Instruction Form
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
at
$37.00 Net per Share
of
LOWRANCE ELECTRONICS, INC.
Pursuant to the Offer to Purchase
Dated January 31, 2006
by
Navico Acquisition Corp.
a wholly owned subsidiary of
SIMRAD YACHTING AS

          The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 31, 2006 and the related Letter of Transmittal in connection with the offer by Navico Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Simrad Yachting AS, a stock corporation incorporated under the laws of Norway ("Parent"), to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of Lowrance Electronics, Inc., a Delaware corporation (the "Company") at a price of $37.00 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

          This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Account No.:
Number of Shares to be Tendered:	*
Dated:	, 2006

SIGN HERE
Signature(s)
Print Names(s)
Print Address(es)
Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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Offer To Purchase For Cash All Outstanding Shares of Common Stock of LOWRANCE ELECTRONICS, INC. at $37.00 Net per Share Pursuant to the Offer to Purchase Dated January 31, 2006 by Navico Acquisition Corp. a wholly owned subsidiary of SIMRAD YACHTING AS
Instruction Form Offer To Purchase For Cash All Outstanding Shares of Common Stock at $37.00 Net per Share of LOWRANCE ELECTRONICS, INC. Pursuant to the Offer to Purchase Dated January 31, 2006 by Navico Acquisition Corp. a wholly owned subsidiary of SIMRAD YACHTING AS